EXHIBIT 10.20

CONTINENTAL AIRLINES, INC.

1600 SMITH ST.

HOUSTON, TEXAS 77002

March 12, 2004

Mr. Michael H. Campbell

Senior Vice President - Human Resources and Labor Relations

Continental Airlines, Inc.

1600 Smith St., Dept. HQSEO

Houston, TX 77002

Dear Mr. Campbell:

The purpose of this letter agreement is to amend your employment agreement with Continental Airlines, Inc. (the "Company") to take into account the March 12, 2004 amendment to the definition of "Change in Control" in the Company's various employee benefit plans and programs, including the Incentive Plan 2000 and the Long Term Incentive Performance Award Program. The definition of Change in Control was amended to delete references to certain Excluded Persons and to update those individuals who comprise the Incumbent Board, all as such terms are used in the Change in Control definition. The Company has provided you a copy of the amended Change in Control definition.

You and the Company agree that your current employment agreement is amended so that all references therein to "Change in Control" refer to such amended "Change in Control" definition.

If you agree with the foregoing, please sign the enclosed copy of this letter agreement and return the enclosed copy to me, whereby this letter agreement shall be a binding agreement between you and the Company and shall amend your current employment agreement accordingly.

Sincerely,

/s/ Jeffery A. Smisek

Jeffery A. Smisek

Executive Vice President

Agreed:

/s/ Michael H. Campbell

Michael H. Campbell